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                                                                    EXHIBIT 10.1


                          AGREEMENT AND PLAN OF MERGER












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                          AGREEMENT AND PLAN OF MERGER

                              DATED AUGUST 9, 2004



                                  BY AND AMONG

                          CAPITAL GROWTH SYSTEMS, INC.



                          FRONTRUNNER ACQUISITION, INC.



                                       AND



                       FRONTRUNNER NETWORK SYSTEMS, CORP.





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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("Agreement") is entered into this 9th day of August, 2004, by and among Capital Growth Systems, Inc., a Florida corporation ("Parent"); Frontrunner Acquisition, Inc., a Delaware corporation, and a wholly owned subsidiary of Parent ("Mergeco"), and Frontrunner Network Systems, Corp., a Delaware corporation ("Target" or "Company"). Certain other capitalized terms used herein are defined in Article XI or elsewhere throughout this Agreement.

                                    RECITALS

         A. Upon the terms and subject to the conditions set forth herein, Parent desires to acquire all of the shares of capital stock of the Company (the "Target Shares"), consisting of Target Preferred Shares and Target Common Shares (each as defined in Article XI), in exchange for shares of common stock, $0.0001 par value per share, of Parent (the "Parent Common Stock");

         B. Parent and the Company have agreed to accomplish this transaction through a reverse triangular merger whereby Mergeco will merge with and into Target, and Target will be the surviving corporation (the "Merger");

         C. The parties hereto intend that the merger qualify as a "reorganization" within the meaning of Section 368(a)(1) of the Code; and

         D. Each of the Boards of Directors of Target, Parent and Mergeco has approved this Agreement, and prior to the Closing Date, the Stockholders of the Company will have approved this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 Merger. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with Delaware General Corporation Law, as amended ("DGCL"), Mergeco shall be merged with and into Target. Following the Merger, Target shall continue to exist as the surviving corporation (sometimes referred to as the "Surviving Corporation") and the separate corporate existence of Mergeco shall cease.

         1.2 Filing and Effective Time. At the Closing, Mergeco and Target shall file with the Secretary of State of the State of Delaware, a Certificate of Merger, appropriately completed and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon filing of the Certificate of Merger, in accordance with the relevant provisions of the DGCL (the "Effective Time," and the date thereof hereinafter referred to as the "Effective Date").




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         1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights and property of the Target and Mergeco shall vest in the Surviving Corporation, and all debts and liabilities of the Target and Mergeco shall become the debts, liabilities and duties of the Surviving Corporation. In addition:

                  (a) The Certificate of Incorporation of Target as in effect at the Effective Time shall be amended and restated in the form of Exhibit A attached hereto, and shall thereafter remain in effect until duly amended as provided therein or by applicable law;

                  (b) The By-Laws of Target as in effect at the Effective Time shall be amended and restated in the form of Exhibit B attached hereto, and shall thereafter remain in effect until duly amended as provided therein or by applicable law;

                  (c) The officers of Target immediately prior to the Merger shall continue to serve as the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

                  (d) The directors of Mergeco shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.4 Merger Consideration.

             (a) In consideration for the Target Shares, the Parent shall (i) pay in the aggregate $222.18 in exchange for all of shares of 8% Preferred Stock of the Company ("Senior Preferred") and (ii) all of the shares of (A) Series A Junior Convertible Preferred Stock of the Company ("Series A Preferred"), (B) Preferred Stock of the Company (the "Junior Preferred"), (C) the Target Common Shares and (D) all outstanding unexpired and unexercised options and warrants to acquire Target Common Shares shall be cancelled and extinguished without consideration therefore. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Mergeco, the Company or the holder of the Target Shares, the holder of any options, warrants or other rights to acquire or receive Target Shares, the following shall occur:

                  (i) Conversion of 8% Senior Preferred Stock. Each share of Senior Preferred issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive $1.00 per share.

                  (ii) Series A Junior Convertible Preferred Stock and Preferred Stock. Each share of Series A Preferred and Junior Preferred issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be entitled to no payment of any kind.

                  (iii) Cancellation of Company Common Stock. Each Target Common Share issued and outstanding immediately prior to the Effective Time (other than any Target Common Shares to be canceled pursuant to Section 1.4(a)(v) and any Dissenting Target Shares


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(to the extent provided in Section 1.9 of this Agreement)) will be canceled and entitled to no payment of any kind.

                  (iv) Cancellation of Options and Warrants. Any outstanding options, warrants, convertible notes or other convertible securities, or other right to acquire shares of capital stock of the Company shall be extinguished and cancelled without conversion or exercise, and shall thereafter be void and of no further force and effect and shall not represent any right to acquire shares in the Surviving Corporation or Parent.

                  (v) Cancellation of Company-Owned Stock. Each share of Target Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

             (b) The parties hereto further acknowledge that as additional consideration for the benefit of Target prior to the Effective Time, Parent is obligated to issue up to 1,000,000 of its shares of Parent Common Stock to certain creditors of Company to be exchanged for cancellation of indebtedness of Company to such creditors in an amount in excess of $1,000,000.

         1.5 Mergeco Shares. Each share of $0.00001 par value common stock of Mergeco issued and outstanding to Parent immediately prior to the Effective Time shall by virtue of the Merger be converted into one share of common stock of the Surviving Corporation.

         1.6 Payment of Merger Consideration.

             (a) At the Closing, the Stockholders who own shares of Senior Preferred shall surrender to Parent their stock certificate(s) representing their shares of Senior Preferred, accompanied by the properly completed and duly executed transmittal materials delivered by Parent. Upon receipt of the stock certificates and transmittal materials, Parent shall cancel such stock certificates and Parent shall thereupon issue to the holders of the shares Senior Preferred the sum of $1.00 per share.

             (b) From and after the Effective Time, until so surrendered, the stock certificates representing shares of Senior Preferred shall be deemed for all purposes to represent and evidence only the right to receive the per share consideration set forth in Section 1.4, for each share represented by such certificates, and no interest shall be paid or accrued on such amount and the holders of such stock certificates shall cease to have any rights as stockholders of the Target.

             (c) From and after the Effective Time, the stock certificates representing the Target Shares other than the Senior Preferred shall be deemed cancelled and retired, and of no further force and effect, and there shall be no obligation or requirement for the holders of such Target Shares to surrender such certificates.

         1.7 No Liability. Neither the Parent, nor the Surviving Corporation shall be liable to any holder of Target Shares who fails to duly tender his, her or its certificate and transmittal materials for shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.




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         1.8 Lost, Stolen or Destroyed Certificates. In the event any certificates for Target Shares shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such cash as may be required pursuant to this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the transfer agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.9 Appraisal Rights.

             (a) Notwithstanding anything herein to the contrary, any Target Common Shares, Target Junior Preferred Shares and Target Series A Junior Shares owned by a Dissenting Stockholder ("Dissenting Target Shares") shall not be converted into the right to receive the consideration hereunder, but such Dissenting Stockholder shall be entitled to only such payments as are provided for by the DGCL, which shall be paid by the Surviving Corporation.

             (b) Notwithstanding the provisions of this Section 1.9, if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his appraisal rights provided for by the DGCL for his Target Shares, then, as of the Effective Time, such Dissenting Stockholder's Target Shares shall automatically be converted into the right to receive only the merger consideration as provided herein, without interest thereon.

             (c) Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demands by Dissenting Stockholders, withdrawals of such demands and any other similar instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to discuss with the Company any negotiations and proceedings with respect to such demands and to participate with the Company in such negotiations and proceedings. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands by Dissenting Stockholders or settle or offer to settle any such demands.

         1.10 The Closing. The Closing of the Merger (the "Closing") shall take place as soon as the conditions set forth in Articles VII and VIII are satisfied or at such later date as the parties may agree (the "Closing Date"), at such place as the parties may agree.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent makes the following representations and warranties to the Company, the Stockholders and
Principals:

         2.1 Corporate Status. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.



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         2.2 Corporate Power and Authority. Parent has the corporate power and authority to execute and deliver this Agreement and the Parent Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has taken all corporate action necessary to authorize its execution and delivery of this Agreement and the Parent Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. No approval of the stockholders of Parent is required to authorize the transactions contemplated hereby.

         2.3 Enforceability. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms and each of the Parent Ancillary Documents, upon execution and delivery by Parent, will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms.

         2.4 No Violation. The execution and delivery of this Agreement and the Parent Ancillary Documents by Parent, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated by this Agreement and the Parent Ancillary Documents will not (i) contravene any provision of its Certificate of Incorporation or By-Laws, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Parent, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Parent, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Parent, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Illinois, or the SEC or other filings required to be made by Parent.

         2.5 No Commissions. Parent has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         2.6 Capitalization. Schedule 2.6 sets forth, with respect to the Parent, as of the date hereof and as of the Closing Date: (i) the number of authorized shares of each class and series of its capital stock; (ii) the number of issued and outstanding shares of each class and series of its capital stock; and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Parent (i) have been and will be duly authorized and validly issued and are fully paid and non assessable, (ii) were and will be issued in compliance with all applicable state and federal securities laws, and (iii) were not, and will not be, issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist or will exist with respect to the outstanding shares of capital stock of the Parent and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 2.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion


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rights, exchange rights or other agreements or commitments of any kind that could require the Parent to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). Except as disclosed or specifically referred to on Schedule 2.6, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Parent.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF MERGECO

         As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergeco jointly and severally make the following representations and warranties to the
Company:

         3.1 Corporate Status. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

         3.2 Corporate Power and Authority. Mergeco has the corporate power and authority to execute and deliver this Agreement and the Mergeco Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Mergeco has taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

         3.3 Enforceability. This Agreement has been duly executed and delivered by Mergeco and constitutes a legal, valid and binding obligation of Mergeco, enforceable against Mergeco in accordance with its terms and each of the Mergeco Ancillary Agreements, upon execution and delivery by Mergeco, will be a legal, valid and binding obligation of Mergeco enforceable in accordance with its terms.

         3.4 No Violation. The execution and delivery of this Agreement and the Mergeco Ancillary Agreements by Mergeco, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated by this Agreement and the Mergeco Ancillary Agreements will not (i) contravene any provision of the Articles of Incorporation or By-Laws of Mergeco, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Mergeco, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Mergeco,
(iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Mergeco, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Illinois, the SEC or other filings required to be made by Parent.



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         3.5 No Commissions. Mergeco has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         3.6 Mergeco Capitalization. Mergeco's authorized capital stock consists of one million (1,000,000) shares of common stock, $0.00001 par value, of which one thousand (1000) shares are issued and outstanding all of which are validly issued, fully paid and non assessable, and 1,000,000 shares of blank check preferred stock, $0.00001 par value per share, none of which is authorized or outstanding. There are no options, warrants, preemptive rights, conversion privileges or other contracts which give any Person the right to acquire any capital stock of Mergeco or any interest therein. Parent is the beneficial and record owner of all of the outstanding shares of common stock of Mergeco, free and clear of all Liens.

         3.7 Business Activity. Mergeco has not engaged in any business activity of any nature prior to the date of this Agreement.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         As a material inducement to Parent and Mergeco to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the following representations and warranties to Parent and Mergeco:

         4.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease its property and to carry on its business as now being conducted. The Company is legally qualified to transact business and is in good standing as a foreign corporation in each foreign jurisdiction where the nature of its property and the conduct of its business requires such qualification, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the financial condition or results of operation of the Company (a "Material Adverse Effect"). There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

         4.2 Corporate Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement and the Company Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement and the Company Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

         4.3 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms and each of the Company Ancillary Documents, upon execution and delivery by the Company, will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.



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         4.4 No Violation. Except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the Company Ancillary Documents by the Company, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated by this Agreement and the Company Ancillary Documents will not (i) contravene any provision of the Articles of Incorporation or By-Laws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company;
(iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Delaware.

         4.5 Capitalization. Schedule 4.5 sets forth, with respect to the Company, (i) the number of authorized shares of each class of its capital stock,
(ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company (i) are legally and beneficially owned by the Person in such amounts as set forth each Person's name on Schedule 4.5, (ii) have been duly authorized and validly issued and are fully paid and non assessable, (iii) were issued in compliance with all applicable state and federal securities laws, and
(iv) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the outstanding shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as disclosed or specifically referred to on Schedule 4.5 there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the outstanding capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

         4.6 Subsidiaries. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

         4.7 Financial Statements. The Company has delivered to Parent (i) the unaudited financial statements of the Company for the fiscal year ended March 31, 2004 and (ii) the unaudited financial statements of the Company as of June 30, 2004 for the three months then ended (collectively, the "Financial Statements"), copies of which are attached as Schedule 4.7 hereto. The balance sheet dated as of March 31, 2004 included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements have been prepared




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from the books and records of the Company in accordance with GAAP, except as set forth on Schedule 4.7. The Financial Statements, fairly present the financial position of the Company as of the dates of the balance sheets included in the Financial Statements and the results of the Company's operations for the periods covered by the statements of operations included in the Financial Statements.

         4.8 Changes Since January 1, 2004. Except as disclosed in Schedule 4.8 or as contemplated herein, since March 31, 2004, the Company has not:

                        (i) issued any capital stock or other securities;

                        (ii) made any dividends or distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities;

                        (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons;

                        (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice;

                        (v) made or obligated itself to make capital expenditures in excess of $5,000 in any one case or $20,000 in the aggregate;

                        (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice;

                        (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $50,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby;

                        (viii) suffered any theft, damage, destruction or casualty loss;

                        (ix) made or adopted any change in its accounting practice or policies;

                        (x) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate

                        (xi) terminated, amended or modified any contract, except in the ordinary course of business or in connection with adoption of payment programs to Creditors for past due accounts payable;

                        (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice;

                        (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice;




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                        (xiv) entered into any employment agreement;

                        (xv) imposed any security interest or other Lien on any of its assets;

                        (xvi) delayed paying any accounts payable, not being contested in good faith, otherwise than in the ordinary course of business consistent with past practice; or

                        (xvii) agreed to do or authorized any of the foregoing.

         4.9 Liabilities. Except as set forth on Schedule 4.9, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet and heretofore not paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet, none of which are past due or arose from a breach of a contract, a lawsuit, claim or violation of law.

         4.10 Litigation. Except for potential creditor claims for past due accounts payable, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the Company's Knowledge, threatened, anticipated or contemplated against, by or affecting the Company or any of its properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and to the Company's knowledge, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company.

         4.11 Real Estate.

              (a) There is no real property legally or beneficially owned by the Company (the "Owned Real Properties").

              (b) Schedule 4.11(b) sets forth a list of all leases, licenses or similar agreements (the "Leases") relating to the real property (the "Leased Real Properties") to which the Company is a party (copies of which have previously been furnished to Parent). The Leases are in full force and effect and have not been amended. The Company is not in default or breach of any Lease, and to the Company's Knowledge, no other party is in default or breach of any Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default by the Company under any of such Leases.

              (c) With respect to each parcel constituting the Owned Real Properties and the Leased Real Properties (collectively, the "Real Properties"):

                        (i) The Company has not received written notice of any pending or threatened condemnation, eminent domain or similar proceedings with respect to the Real Properties and have no knowledge that any such proceedings are threatened or contemplated.


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                        (ii) Except for Permitted Liens, there are no Contracts
granting to any party or parties (other than the Company) the right of use or occupancy of any portion of the Real Properties. There are no outstanding options or rights of first refusal to purchase any parcel of the Real Properties.

                        (iii) All improvements and buildings on the Owned Real Properties are in good repair, ordinary wear and tear excepted; and the structural components and systems (including plumbing, electrical, air conditioning/heating and sprinklers) are in good working order in all material respects, ordinary wear and tear and ordinary course maintenance and replacement excepted.

                        (iv) The Company has title to the Owned Real Properties, free and clear of all Liens, and adverse claims of any kind or character, other than the Permitted Liens.

                        (v) The Company has not requested, and, to the knowledge of the Company, there is no pending request for, rezoning of the Owned Real Properties or any other zoning variance for the Owned Real Properties.

                        (vi) There are no material pending tax certiorari proceedings with respect to the Real Properties, or any tax abatements or exemptions affecting the Real Properties. The Company has received in the twelve months prior to the Closing Date any notice of, or has any knowledge of, any proposed increase in the assessed valuation of the Real Properties or of any proposed public improvement assessment.

                        (vii) Within the past two years, no casualty has occurred at the Real Properties.

         4.12 Good Title to and Condition of Personal Property Assets. The Company has good and valid title to all of its Assets, free and clear of any Liens or restrictions on use. The tangible personal property owned by the Company and currently in use by the business and operations of the Company is in good operating condition, normal wear and tear excepted, and has been maintained in accordance with sound industry practices.

         4.13 Personal Property Leases. Schedule 4.13 contains a brief description of each lease or other Contract with an annual rent exceeding $20,000 under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Company's business (an "Equipment Lease"). The assets being leased pursuant to Equipment Leases are is in good operating condition, normal wear and tear excepted, and has been maintained in accordance with sound industry practices. The Company has complied in all material respects with the terms and conditions of each Equipment Lease and, to the Company's knowledge, all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Equipment Lease. The Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Equipment Lease.

         4.14 Intellectual Property.

              (a) The Company owns all right, title, and interest in (free and clear of all Liens) all of the Intellectual Property described on Schedule 4.14 ("Owned Intellectual Property").

              (b) Schedule 4.14 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and material unregistered copyrights, and mask works included in the Owned Intellectual Property, including the jurisdictions in which each such Owned Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements to which the Company is a party pursuant to which any Person is authorized to use any Owned Intellectual Property; and (iii) all licenses, sublicenses and other agreements to which the Company is a party pursuant to which the Company is authorized to use any third-party (including without limitation for the purposes of this Section 4.14 any employees of the Company) Intellectual Property which is not Owned Intellectual Property, or which is incorporated in, is, or forms a part of, any Owned Intellectual Property (the "Third Party Intellectual Property"). Except as set forth in Schedule 4.14, no royalties or other continuing payment obligations are due in respect of the Owned Intellectual Property. Except as set forth in
Schedule 4.14, all patents and registrations or applications therefore included in Owned Intellectual Property are valid and subsisting and in full force and effect and are applied for and owned in the name of the Company.

              (c) The Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to Owned Intellectual Property.

              (d) The Owned Intellectual Property does not dilute, misuse, infringe, misappropriate or otherwise come into conflict with any Intellectual Property of any other Person (including without limitation any Employee). No charge, complaint, demand, notice or claim is pending or has been made to such effect and the Company has not received written notice so alleging (including any claim that the Company must license or refrain from using any Intellectual Property of any other such Person). No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Company's Knowledge, threatened, that challenges the legality, validity, enforceability, use or ownership of any item of Owned Intellectual Property, nor is any Owned Intellectual Property subject to any outstanding injunction, judgment, order, decree, ruling or charge.

              (e) Except for the Third Party Intellectual Property, all Intellectual Property used in or necessary to the conduct of the Company's business as presently conducted or currently contemplated to be conducted by the Company is Owned Intellectual Property and was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to the Company, and no third party owns or has any right to any of the Owned Intellectual Property. Except as described in Schedule 4.14, no person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property.

              (f) To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, misused, diluted or otherwise come into conflict with any Owned Intellectual Property.

         4.15 Adequacy of the Assets. The Assets, the Leased Assets, and any Third Party Intellectual Property licensed by the Company, constitutes, in the aggregate, all of the assets, rights and properties necessary for the conduct by the Company of its business in the manner in which and to the extent to which such business is currently being conducted.

         4.16 Licenses and Permits. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") necessary to lawfully conduct its business and operations which Permits are listed on Schedule 4.16. All such Permits are valid and in full force and effect, the Company is in material compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them.

         4.17 Compliance with Laws.

              (a) The Company has complied in all material respects with all laws, regulations and orders applicable to it, its business, operations, Assets and Leased Assets. The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened.

              (b) The Company has not made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

         4.18 Environmental Matters.

              (a) The operations of the Company are and have at all times been in compliance in all material respects with all applicable Environmental Laws. The Company has not received written notice of any violation of any Environmental Laws applicable to the Real Properties, Assets, Leased Assets or the Company's operations;

              (b) The Company has in all material respects obtained, maintained and complied with all Permits required by Environmental Laws and necessary for the operation of its business;

              (c) No Hazardous Substances have been generated, transported, stored, treated, recycled or otherwise handled in any way in the operation of the Company's business, except for inventories of raw materials and supplies used or to be used in the ordinary and normal course of operating the business (all of which were or are stored in all material respects in accordance with applicable Environmental Laws);

              (d) There are no locations not owned or operated by the Company where Hazardous Substances generated by the Company have been stored, treated, recycled or disposed of;

              (e) No Hazardous Substances generated by the Company are located on, contained in or otherwise form a part of the Property of the Company, except for inventories of raw materials and supplies used or to be used in the ordinary and normal course of operating the Company's business (all of which were or are stored in all material respects in accordance with applicable Environmental
Laws);

              (f) To the Company's Knowledge, there is no past or ongoing Release from Properties associated with the operation of the Company's business or from other locations where Hazardous Substances associated with the operation of the Company's business have been or are located, except for federally permitted Releases;

              (g) The Company has not received any written notice indicating that any Person may have impaired health as a result of the operation of the Company's business or the ownership or use of any Property associated with the operation of the Company's business or as the result of the Release from such Properties;

              (h) The Company has not treated, stored for more than ninety (90) days, or disposed of any hazardous waste (as such term is used within the meaning of the RCRA or similar applicable state or municipal law) associated with the operation of the Company's business, except in compliance in all material respects with applicable Environmental Laws;

              (i) The Company has not received any written notice from any Governmental Authority or other Person advising that any of them is potentially responsible for Remedial Action with respect to a Release or threatened Release;

              (j) No underground storage tanks are or, to the Company's Knowledge, ever were located on any properties owned or leased by the Company;

              (k) No court order, litigation, settlement or citation in an action to which the Company is a party with respect to Hazardous Substances exists with respect to or in connection with the operation of the Company's business;

              (l) To the Company's Knowledge, there has been no environmental investigation conducted by any Governmental Authority with respect to the operation of the Company's business; and

              (m) To the Company's Knowledge, there are no PCBs which are located on, contained in or otherwise form a part of any of the Property.

         4.19 Tax Matters. Except as set forth in Schedule 4.19 hereto, all Tax Returns required to be filed prior to the date hereof with respect to the Company, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with the Internal Revenue Code of 1986, as amended (the "Code") or other foreign, federal, state or local applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by or with respect to the Company have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 4.19 hereto: (i) with respect to each taxable period of the Company, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes; (vi) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (viii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) the Company is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to the Company with respect to any period on or before the Closing Date; (xi) the Company has not made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; (xiv) the Company does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past two years has been furnished or made available to Parent; (xvi) the Company will not be subject to any Taxes for the period ending at or before the Closing Date for which period a Tax Return has not then or theretofore been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); and (xvii) no sales or use tax or property transfer tax (other than sales tax on aircraft, boats, mobile homes and motor vehicles), non recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Authority) will be payable by the Company or Parent by virtue of the transactions completed in this Agreement.

         4.20 Labor and Employment Matters. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company which may interfere with its continued operations. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of this Agreement or otherwise. To the Company's Knowledge, the Company has complied with applicable laws, rules and regulations relating to employment, civil rights, immigration and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988 and the Immigration Reform and Control Act of 1986, as amended..

         4.21     Employee Benefit Plans.

                  (a) Employee Benefit Plans. Schedule 4.21 contains a list setting forth each employee benefit plan or arrangement of the Company, including but not limited to employee pension benefit plans, as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("Employee Benefit Plans").

                  (b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or threatened;
(iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

                  (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a): (i) the Internal Revenue Service has issued a favorable determination letter that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefore in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30 day notice requirement has been waived; (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) except as
disclosed on Schedule 4.21, all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule 4.21.

                  (d) Multiemployer Plans. The Company is not subject to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA Plan").

                  (e) Welfare Plans. The Company represents that: (i) the Company is not obligated under any employee welfare benefit plan as described in
Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in Schedule 4.21, to provide medical or death benefits with respect to any employee or former employee of the Company, or its predecessors after termination of employment; (ii) the Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

                  (f) Controlled Group Liability. Neither the Company nor any entity that would be aggregated with them under Code Section 414(b), (c), (m) or
(o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due;
(iv) is subject to (or expected to be subject to) an excise tax under Code
Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

                  (g) Other Liabilities. Except as set forth on Schedule 4.21,
(i) none of the Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Effective Date, and (iii) none of the

Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company

         4.22 Contracts. Schedule 4.22 sets forth a list of each Designated Contract to which the Company is a party or by which its properties and assets are bound, true and correct copies of which have been provided to Parent. Except as noted in Schedule 4.22, the Company has not violated any of the terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and the Company has not received any claim for breach or indemnification or notice of default or termination under any Designated Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company under any Designated Contract, and to the Company's Knowledge, no such event has occurred which constitutes or would constitute a material default by any other party. As used in this Section, "Designated Contracts" shall include, without limitation, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to purchase or sell products or services; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of 30 days or less or calling for payment of an annual gross rental exceeding $10,000.00 in any one case; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, officer or director of the Company; (f) licenses, assignments or transfers of Intellectual Property, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Company; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on the Schedules attached hereto.

         4.23 Restrictions. Schedule 4.23 sets forth a list of all non-competition, non-solicitation, confidentiality and other restrictive covenants to which the Company, its officers, directors, employees or managers is a party or otherwise bound. Except as set forth on Schedule 4.23, neither the Company nor any of its officers, directors, managers is a party to any Contract which would in any way limit or restrict the rights of Parent, Parent's Affiliates or the Surviving Corporation from engaging in any business anywhere in the world.

         4.24 Accuracy of Information Furnished by the Company. No representation contained in this Article IV contains, and the certificate referred to in Section 7.1 when delivered will not contain, any untrue statement of a material fact or omits (or in the case of such certificate, will omit) to state a material fact necessary to make the statements contained therein not misleading.

         4.25 No Commissions. None of the Company or its Affiliates has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 Conduct of Business Pending the Closing. Except pursuant to commitments disclosed in, or permitted or contemplated by this Agreement, the Company covenants and agrees that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, consistent with past practice and in compliance with all Laws. By way of amplification and not limitation, except pursuant to commitments disclosed in, or permitted or contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of
Parent:

                  (a) amend or otherwise change its Certificate of Incorporation or By-Laws;

                  (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, thereof, or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

                  (f) make any capital expenditure in excess of $10,000 or enter into any contract or commitment therefore;

                  (g) amend, terminate or extend any Contract;

                  (h) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of the Company's Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

                  (i) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                  (j) increase the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective directors or officers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (k) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Lien on any of the Company's Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

                  (l) increase or decrease prices charged to its respective customers, except for previously announced price changes or except in the ordinary course of business; or

                  (m) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article IV untrue or incorrect.

         5.2 Investigation of the Company by Parent. The Company shall afford to the officers, employees and authorized representatives of Parent (including, without limitation, independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company prior to the Closing Date to the extent Parent shall deem necessary or desirable and shall furnish to Parent or its authorized representatives such additional information concerning the Company as shall be reasonably requested. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

         5.3 Cancellation and Termination of Obligations. Prior to the Closing Date, the Company shall take the following actions:

                  (a) Stockholder Obligations. The Company shall cause each of the entities listed in Schedule 5.3 to enter into a form of Creditor Waiver and Consent Agreement in form and substance satisfactory to Parent.

                  (b) Employment Agreements. James Cuppini shall enter into an employment agreement with Company in form and substance satisfactory to Parent.

                  (c) Creditor Agreements. Entry by the Company into payment agreements calling for amortization of outstanding past due obligations to the Company, plus a market rate of interest (without equity participation) on the following period (or longer) for each of the following creditors:

                           (i)      Nortel Networks - 5 years; and

                           (ii)     Video At Home - 3 years.

                  (d) Harris Bank Loan. The Company shall have obtained from Harris Trust and Savings Bank at its office at 111 West Monroe, Chicago, Illinois 60603, a consent to the Merger and a commitment that it will extend and maintain a loan to the Company with a principal amount of not less than the principal balance outstanding as of the date of this Agreement (subject to Company's maintaining on a current basis all interest obligations from time to time) for an additional twelve months following the Closing Date.

         5.4 Pre-Clear Merger. Parent, Mergeco and the Company shall take all necessary steps to pre clear the Merger with the Secretary of State of the State of Delaware, in order that on the Closing Date, the Certificate of Merger may be filed with the Secretary of State of the State of Delaware and become effective upon filing.

         5.5 Notification of Certain Matters. The Company, on the one hand, and Parent, on the other, shall give prompt notice to the other of the occurrence or non occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

         5.6 Approval of Merger. The Company shall take all actions necessary, in accordance with the DGCL and its Certificate of Incorporation and By-Laws, to duly call, give notice of, convene, and hold a meeting of its Stockholders as promptly as practicable, or obtain the necessary written shareholder consent (to be followed by the necessary form of information statement) to consider and vote upon the adoption and approval of the Merger and this Agreement, to the extent approval is required by the Stockholders. The Company shall recommend to the Stockholders that they vote their Target Shares in favor of the Merger and approval of the Agreement. The Company shall obtain the prior approval of Parent as to the form and content of the notice and any additional material to be provided to the holders of the Target Shares in connection with such meeting or solicitations of written consents.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         6.2 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, prior to the Closing, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that Parent may make such public disclosure which Parent believes in good faith is required by law or by the terms of any listing agreement with or requirements of a securities exchange.

         6.3 No Other Discussions. None of the Company, its directors, officers, principal stockholders, and their respective Affiliates, employees, agents or representatives shall (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company will immediately notify Parent if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

         6.4 Transfer Taxes. Any Taxes solely relating to the transfer and conveyance of the Target Shares from the Stockholders to Parent pursuant to the Merger (including documentary stamps or transfer taxes) shall be paid by the Stockholders.

         6.5 Tax-Free Reorganization. The parties to this Agreement intend the Merger to qualify as a tax-free organization pursuant to Section 368(a) of the Code and shall not take any positions inconsistent therewith unless required to do so by law.

                                   ARTICLE VII
               CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGECO

         The obligations of Parent and Mergeco to effect the Merger and the other transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Parent:

         7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company contained in
Article IV of this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except
(i) for changes specifically permitted by or disclosed in this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, duly signed (in the case of the Company by its chief executive officer), stating that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         7.2 Consents. The Company shall have received the consents and approvals, in form and substance reasonably satisfactory to Parent, to the transactions contemplated hereby from the Persons specified in Schedule 4.4.

         7.3 Secretary's Certificate. The Company shall have delivered to Parent
(i) copies of the Certificate of Incorporation and By-Laws of the Company since a specified date; (ii) copies of resolutions adopted by the Board of Directors of the Company and the Stockholders authorizing the transactions contemplated by this Agreement, and (iii) certificates of good standing of the Company issued by the State of Delaware, certified in each case as of the Closing Date by the Secretary as being true, correct and complete.

         7.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of Parent, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby, including any action pending or threatened by any Stockholder or creditor of the Company seeking to block the Merger.

         7.5 No Material Adverse Change. At any time after the date of this Agreement, there must not have occurred any Material Adverse Change (as hereafter defined) relating to the Company. "Material Adverse Change" shall mean any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company other than any change, effect, event or occurrence relating to the economy or securities markets of the United States.

         7.6 Other Closing Deliveries. At Closing, Parent shall have received:

             (a) Each of the Persons listed on Schedule 7.6 shall have executed and delivered an Employment Agreement and/or non-compete and confidentiality agreement in form and substance reasonably satisfactory to the Company;

             (b) resignations effective as of the Closing Date from such officers and directors of the Company as Parent shall have requested in writing; and

             (c) the stock books, stock ledgers, minute books, corporate seal and other books and records of the Company.

         7.7 Appraisal Rights. There shall not be any existing Stockholder or holder of any option, warrant or other security of the Company exercising appraisal rights or claiming entitlement to equity in the Surviving Corporation or Parent greater than that contemplated by this Agreement.

         7.8 Due Diligence. Parent shall have completed its due diligence investigation and the results of such investigation shall be satisfactory to Parent, in its sole discretion.

                                  ARTICLE VIII
                        CONDITIONS TO THE OBLIGATIONS OF
                                   THE COMPANY

         The obligations of the Company to effect the Merger and the other transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company:

         8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Parent and Mergeco contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Parent and Mergeco shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Parent and Mergeco shall have delivered to the Stockholder a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         8.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any of the transactions contemplated hereby, and which in the judgment of the Stockholder makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

         8.3 Secretary's Certificate. The Parent shall have delivered to the Stockholders (i) copies of the Articles of Incorporation and By-Laws of Parent and Mergeco since a specified date, (ii) copies of resolutions adopted by the Board of Directors of the Parent and Mergeco authorizing the transactions contemplated by this Agreement, and (iii) certificate of good standing of the Parent and Mergeco issued by the States of Florida and Delaware, respectively, certified in each case as of the Closing Date by the Secretary as being true, correct and complete.

         8.4 Other Closing Deliveries. At Closing, the Company shall have received each Parent Ancillary Document and Mergeco Ancillary Agreement, duly executed by Parent, Mergeco and/or its Affiliates, as the case may be.

                                   ARTICLE IX
                                   DEFINITIONS

         9.1 Defined Terms. As used herein, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under control with such Person.

         "Assets" means all of machinery, equipment, inventory, supplies, property and other assets of the Company, except the Leased Assets, whether real, personal or mixed, tangible or intangible, and wherever located, including the Owned Real Property.

         "Closing" shall have the meaning as set forth in Section 1.10.

         "Closing Date" shall have the meaning as set forth in Section 1.10.

         "Code" shall have the meaning as set forth in Section 4.19.

         "Company Ancillary Documents" all agreements, instruments and documents, being or to be executed and delivered by the Company under this Agreement or in connection herewith.

         "Company's Knowledge," or words to that effect as used herein refer to the personal actual knowledge of the Stockholders and Principals, and to the knowledge which they should have had after a reasonable investigation.

         "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

         "Current Balance Sheet" shall have the meaning as set forth in Section 4.7.

         "Designated Contracts" shall have the meaning as set forth in Section 4.22.

         "DGCL" shall have the meaning as set forth in Section 1.1.

         "Dissenting Stockholder" means any holder of capital stock of the Company who, as a result of the transaction contemplated hereby, perfects his, her or its demand for appraisal rights in accordance with Section 262(a) and (d) of the DGCL.

         "Dissenting Target Shares" shall have the meaning as set forth in
Section 1.9(a).

         "Effective Date" shall have the meaning as set forth in Section 1.2.

         "Effective Time" shall have the meaning as set forth in Section 1.2.

         "Employee Benefit Plans" shall have the meaning as set forth in Section 4.21(a).

         "Environmental Law" means all laws, statutes, regulations, rules, codes or ordinances derived from or relating to all federal, state and local laws or regulations relating to or addressing the environmental, health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. ("SARA") (hereinafter, collectively "RCRA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean

Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S. C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA").

         "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Substance into the environment.

         "Equipment Lease" shall have the meaning as set forth in Section 4.13.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

         "Financial Statements" shall have the meaning as set forth in Section 4.7.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Substances" means any substance, chemical or waste that is listed, or contains material amounts of one or more components that are defined, designated, classified, considered or listed, as hazardous, toxic or radioactive under any Environmental Law; as well as any asbestos or asbestos-containing material, petroleum, petroleum product or by-product, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable as fuel, or polychlorinated biphenyls ("PCBs").

         "Intellectual Property" means (i) all names, brands, logos and slogans embodying business or product goodwill or indications of origin, and all trademarks, corporate names, trade names, service marks, trade dress, domain names and universal resource locators, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, and all of the goodwill associated therewith; (ii) all patents, patent applications, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereof, including, but not limited to, any provisional, utility, continuation, continuation-in-part or divisional applications filed in the U.S. or other jurisdictions and all reissues, revisions and extensions thereof and all reexamination certificates issuing therefrom; (iii) all websites, copyrights, and copyrightable works both published and unpublished, including all registrations, applications and renewals in connection therewith; (iv) all computer and electronic data processing programs and software programs (in both source code and object code form), data, databases and related documentation; (v) all inventions, improvements, developments, modifications, derivative works, know-how, trade secrets, and confidential information (including research and development, know-how formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all licenses, sublicenses, permissions and other agreements relating to any of the foregoing; and (vii) all other intellectual property rights (in whatever form or medium) relating to any of the foregoing (including remedies and recoveries against infringement hereof and rights of protection of interest therein under the laws of all jurisdictions).

         "Junior Preferred" shall have the meaning as set forth in Section 1.4.

         "Leased Assets" collectively refers to the machinery, equipment and other personal property the Company leases to carry on its operations as set forth on Schedule 4.13, and the Leased Real Properties.

         "Leased Real Properties" shall have the meaning as set forth in Section 4.11(b).

         "Leases" shall have the meaning as set forth in Section 4.11(b).

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Losses" means any loss, cost, obligation, liability, settlement payment, award, judgment, fine, penalty, damage, expense, deficiency or other charge, but not including Expenses.

         "Material Adverse Effect" shall have the meaning as set forth in
Section 4.1.

         "Mergeco Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Mergeco under this Agreement or in connection herewith.

         "Merger" shall have the meaning as set forth in the Recitals.

         "MPPA Plan" shall have the meaning as set forth in Section 4.21(d).

         "Owned Intellectual Property" shall have the meaning as set forth in
Section 4.14(a).

         "Owned Real Properties" shall have the meaning as set forth in Section 4.11(a).

         "Parent Ancillary Documents" means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

         "Parent Common Stock" shall have the meaning as set forth in Paragraph A of the Recitals.

         "PBGC" shall have the meaning as set forth in Section 4.21(f).

         "Permitted Lien" means (i) liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company prior to the Closing Date (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder).

         "Real Properties" shall have the meaning as set forth in Section
4.11(c).

         "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or Property.

         "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Substances; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Preferred" shall have the meaning as set forth in Section 1.4.

         "Series A Preferred" shall have the meaning as set forth in Section
1.4.

         "Stockholders" collectively refers to all of the holders of the Target Shares.

         "Surviving Corporation" shall have the meaning as set forth in Section 1.1.

         "Target Common Shares" means the issued and outstanding shares of the Company's common stock, par value $.001 per share.

         "Target Preferred Shares" collectively refers to the issued and outstanding shares of Senior Preferred, Junior Preferred, and Series A Preferred.

         "Target Shares" shall have the meaning as set forth in Paragraph A of the Recitals.

         "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         "Third Party Intellectual Property" shall have the meaning as set forth in Section 4.14(b).

         "Welfare Plan" shall have the meaning as set forth in Section 4.21(e).

         9.2 Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                    ARTICLE X
                        TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. Notwithstanding any approval of the Merger or this Agreement by the Stockholders and/or directors of the Company or Parent, this Agreement may be terminated as follows:

                  (a) at any time prior to the Closing Date, by mutual written consent of Parent and the Company at any time prior to the Closing;

                  (b) at any time prior to the Closing Date, by Parent in the event of a material breach by the Company of any provision of this Agreement, by giving notice thereof to the Company specifying in reasonable detail the material breach;

                  (c) at any time prior to the Closing Date, by the Company in the event of a material breach by Parent or Mergeco of any provision of this Agreement, by giving notice thereof to Parent specifying in reasonable detail the material breach; or

                  (d) at any time prior to the Closing Date, by any of Parent or the Company if the Closing shall not have occurred by November 30, 2004; provided, however, that neither Parent, nor the Company shall be entitled to terminate this Agreement pursuant to this Section 12.1(d), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

         10.2 Effect of Termination. Except as a party may otherwise agree in writing, the termination of this Agreement by a party pursuant to this Section will not be deemed to be a waiver of any rights of such party or its Affiliates who are parties to this Agreement arising from any default thereunder by another party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (which delivery may be by contract carrier, receipt acknowledged, or by telecopy or other electronic transmission) to a party at the following address or telecopy number for such party (or to such other address or telecopy number which such party shall designate in writing to the other party):

                  (a)      if to Parent to:

                           Rory Herriman
                           100 East Woodfield Road
                           Suite 100
                           Schaumburg, Illinois 60611
                           Phone:  (630) 872-5800
                           Fax:  (630) 872-5801

                           with a copy to:

                           Shefsky & Froelich Ltd.
                           444 North Michigan Avenue
                           Suite 2500
                           Chicago, Illinois 60611
                           Attn:  Mitchell D. Goldsmith
                           Phone:  (312) 836-4006
                           Fax:  (312) 527-5921

                  (b)      if to the Company prior to the Effective Date:

                           James Cuppini
                           50 East Commerce Drive-Suite A
                           Schaumburg, Illinois 60173
                           Phone:  (847) 252-1400
                           Fax:  (847) 252-1416

                           with a copy to:

                           Gerald L. Fishman
                           Law Offices Gerald L. Fishman
                           216 West Jackson Boulevard-Fourth Floor
                           Chicago, Illinois 60606
                           Phone:  (312) 795-7636
                           Fax:  (312) 795-7630

                  (c)      if to the Company after the Effective Date:

                           James Cuppini
                           100 East Woodfield Road -- Suite 100
                           Schaumburg, Illinois 60173
                           Phone:  (630) 872-5800
                           Fax:  (630) 872-5801

                           with a copy to:

                           Gerald L. Fishman
                           Law Offices Gerald L. Fishman
                           216 West Jackson Boulevard-Fourth Floor
                           Chicago, Illinois 60606
                           Phone:  (312) 795-7636
                           Fax:  (312) 795-7630

         11.2 Counsel. No inference shall be drawn in favor or against any party by virtue of who has served as principal draftsman of this document. The parties acknowledge and agree that Shefsky & Froelich Ltd. ("S&F") has served as counsel for Parent and Mergeco in connection with matters related to the drafting of this Agreement, including the formation of Mergeco. The parties further acknowledge that S&F has not provided legal advice to or acted as counsel for the Company, which has relied upon the advice of independent counsel. All parties consent to S&F's further representation of Parent following the Closing of the Merger.

         11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

         11.4 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

         11.5 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         11.6 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors, heirs and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.

         11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         11.8 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         11.9 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed within such State, except that with respect to the effects of the Merger, the applicable provisions of the DGCL shall also apply.

         11.10 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         11.11 Survival of Obligations; No Stockholder Liability. All representations and warranties contained in this Agreement shall terminate as of the Closing Date and not survive the Closing. All covenants and obligations contained in this Agreement to be fully performed or complied with at or prior to Closing shall not survive Closing. All covenants and obligations contained in this Agreement to be performed or complied with after shall survive for the periods specified therein, or if no such period is specified, indefinitely. The Stockholders shall not have any liability for any breach or inaccuracy of any representations or warranties set forth herein or the breach by the Company of any of its covenants and obligations contained in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              CAPITAL GROWTH SYSTEMS, INC.

                              By:      /s/ Rory Herriman
                                 -----------------------------------------------
                              Name:    Rory Herriman
                                   ---------------------------------------------
                              Title:   Secretary, Treasurer and Chief Technology
                                    --------------------------------------------
                                       Officer
                                    --------------------------------------------

                              FRONTRUNNER ACQUISITION, INC.

                              By:      /s/ D. Skip Behm
                                 -----------------------------------------------
                              Name:    D. Skip Behm
                                   ---------------------------------------------
                              Title:   Secretary and Treasurer
                                    --------------------------------------------

                              FRONTRUNNER NETWORK SYSTEMS, CORP.

                              By:      /s/ James Cuppini
                                 -----------------------------------------------
                              Name:    James Cuppini
                                   ---------------------------------------------
                              Title:   President
                                    --------------------------------------------





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